                                                       Exhibit 16


                    ALLIANCE BOND FUND, INC.

COMPUTATION OF STANDARDIZED YIELD

                                 6
Formula:  Yield = 2[((a-b/cd) +1)  -1]

                    d

         Where a= dividends and interest earned during the
                  period.
               b= expenses accrued for the period (net of
                  reimbursements).
               c= the average daily number of shares outstanding
                  during the period that were entitled to receive dividends.
               d= the maximum offering price per share on the
                  last day of the period.

(a)=     Interest earned for 30 days or one month.

                   MORTGAGE BACKED SECURITIES

Current principal amount per debt obligation multiplied by coupon rate divided by 360 multiplied by 30 minus losses due to payment of principal ("paydowns"). No amortization of discounts or premiums on mortgage backed securities.

                 NON-MORTGAGE BACKED SECURITIES

1. Determine the yield to maturity (YTM) or yield to call (YTC) per debt obligations as follows:
    (i) Using the market value per security at the end of the period plus accrued interest;
    (ii) Compute the YTM or YTC on each obligation by utilizing the yield to maturity or yield to call function of The Monroe Trader.

2. Divide the YTM or YTC by 360 and multiply the quotient by the market value of each obligation including accrued interest, and multiply by 30 to derive a monthly income accrual.

(b)=     Expense accrued for the period (net of reimbursement).

(c)= The average daily numbers of shares outstanding during the period that were entitled to receive dividends.

(d)= The maximum offering price per share on the last day of the period.

                    5,797,073 - 655,368   6
Example: Yield = 2[(-------------------+1) -1]
                     74,730,965 x 9.81

                        5,141,705      6
                   2[(--------------+1) -1]
                        733,110,767

                                    6
                   2[(1.00701354451) -1]

                   2[(1.04282605043) -1]

                   2[  .04282605043]

                        8.57%

                                                       Exhibit 16


                    ALLIANCE BOND FUND, INC.
      COMPUTATION OF AVERAGE ANNUAL COMPOUNDED TOTAL RETURN

                         ERV = P(1 + T)n

Definitions:

    P= Initial investment by shareholder of $1,000

    T= Average annual total return

    ERV = Ending redeemable value of shareholder investment

    n= Number of periods

                    Formula to solve for "T"

For year one                  ERV
                          T = ---    -1
                               P


*For subsequent years          ERV
                           T = ---   -1
                                P

To solve for ERV:

1.  Take an initial shareholder investment of $1,000 on 12/31/86 at maximum offering price of $10.31. The result is 96.993 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares (11.313 shares created).

3. Add initial share balance to additional shares created due to reinvestment and multiply by ending net asset value
    (12/31/87) to obtain ending redeemable value (ERV).

           (96.993 + 11.313 = $108.306 x $9.03 = $978)
                                                 (ERV)
                        T = 998
                            -----  - 1
                            1,000

                        T = .998 - 1

                        T = (.022)

                        T = (2.2%)

                  T=Average annual total return

* For subsequent years, repeat steps 1 through 3 for the required periods and apply to formula shown above.













































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